Filed pursuant to Rule 433
Registration Nos. 333-157418
and 333-157418-01

Free Writing Prospectus
Dated May 5, 2009

*ABS NEW ISSUE* $1.001bln CNH Equipment Trust 2009-B

** Priced **         *** Full Pricing Details ***

LEADS/BOOKS: Barclays Capital / CS

**TALF ELIGIBLE**  CO-MGRs: BAS/BNP/RBS

SEC-REG

TICKER:  CNH 2009-B

CLS	AMT(mm)	M/S&P/F	WAL	WIN	E.FINAL	BENCH+Level	Yld	Cpn	$Px
A-1	217.400	P-1/A-1+/F1+	0.29	7	12/15/09	IntL+25	1.35205	---	100-0
A-2	130.000	Aaa/AAA/AAA	0.77	6	05/17/10	EDSF+145	2.419	2.40	99.99471
A-3	373.000	Aaa/AAA/AAA	1.71	19	11/15/11	EDSF+165	2.997	2.97	99.98588
A-4	280.600	Aaa/AAA/AAA	3.31	17	03/15/13	IntS+315	5.227	5.17	99.99695

Erisa Eligible

Pricing:  05/05/09

Expected Settle:  05/12/09

First Payment Date:  06/15/09

CDI File Available

96% Agriculture Collateral

For the purposes of determining TALF haircuts and loan benchmarks, the WALs @ 8CPR are A-1: 0.36; A-2: 0.99; A-3: 1.99; A-4: 3.73

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.